Exhibit 99.1

Valero Energy Announces CFO Transition

Jason Fraser To Be Appointed CFO

Donna Titzman To Retire

SAN ANTONIO, June 19, 2020 – Valero Energy Corporation (NYSE: VLO) today announced that Jason Fraser, who has served as Valero’s Executive Vice President and General Counsel since January 2019, has been appointed by Valero’s Board of Directors to serve as the Company’s Executive Vice President and Chief Financial Officer, effective July 15, 2020. Mr. Fraser will succeed Donna Titzman, who will remain as Executive Vice President and Chief Financial Officer until her retirement from the position on the same date, and will continue with the Company for a transitional period thereafter.

Richard Walsh, Valero’s current Vice President and Deputy General Counsel, will be promoted to Senior Vice President and will succeed Mr. Fraser as General Counsel, effective July 15, 2020.

“We are extremely excited to have Jason move into the CFO role with Rich taking on the General Counsel position, and are confident in their ability to help Valero execute on its strategic objectives and ensure its continued financial strength,” said Joe Gorder, Valero’s Chairman and Chief Executive Officer. “We are also grateful to Donna for her contributions to Valero during her tenure as CFO. Donna has played a key role in the growth of our Company since she joined us in 1986. We appreciate her continued support while Jason transitions into the role, and we wish her the very best in the future.”

Mr. Fraser said, “It is a great privilege for me to accept the CFO role. I look forward to continuing to work closely with the rest of our excellent management team, the Board and our dedicated employees. The capital discipline that has been a constant in Valero’s strategy, including the prudent management of our strong balance sheet and delivering on our commitment to stockholders, will remain an uncompromising priority while we proactively address the uncertainties that we face in the current environment.”

Mr. Fraser has significant leadership experience at Valero, having served as Valero’s General Counsel since January 2019 and previously serving as a Senior Vice President with oversight of Valero’s Public Policy, Strategic Planning, Governmental Affairs, Investor Relations and External Communications functions. Previously, Mr. Fraser also served as President of European Commercial Operations, overseeing the Company’s European commercial businesses, and Vice President of Specialty Products Marketing. Mr. Fraser began his career with Valero in 1999. Mr. Fraser earned his Bachelor of Business Administration degree from the Business Honors Program at the University of Texas at Austin, and his Juris Doctor from Harvard Law School. Prior to attending the University of Texas, Mr. Fraser served in the U.S. Army from 1986-1990.

Mr. Walsh currently serves as Valero’s Vice President and Deputy General Counsel, with responsibility for Valero’s litigation, regulatory and employment law departments, as well as the Company’s ad valorem tax and environmental, health and safety groups. He has previously served in many different leadership roles within Valero’s legal department. Mr. Walsh earned his Bachelor of Arts and Juris Doctor degrees from the University of Oklahoma.

About Valero

Valero Energy Corporation, through its subsidiaries (collectively, “Valero”), is an international manufacturer and marketer of transportation fuels and petrochemical products. Valero is a Fortune 50 company based in San Antonio, Texas, and it operates 15 petroleum refineries with a combined throughput capacity of approximately 3.2 million barrels per day and 14 ethanol plants with a combined production capacity of approximately 1.73 billion gallons per year. The petroleum refineries are located in the United States (U.S.), Canada and the United Kingdom (U.K.), and the ethanol plants are located in the Mid-Continent region of the U.S. Valero also is a joint venture partner in Diamond Green Diesel, which operates a renewable diesel plant in Norco, Louisiana. Diamond Green Diesel is North America’s largest biomass-based diesel plant. Valero sells its products in the wholesale rack or bulk markets in the U.S., Canada, the U.K., Ireland and Latin America. Approximately 7,000 outlets carry Valero’s brand names. Please visit www.valero.com for more information.

Safe-Harbor Statement

Statements contained in this release that state the company’s or management’s expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “believe,” “expect,” “should,” “estimates,” “intend,” “target,” “will,” “plans,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements based on numerous factors, including those outside of the company’s control, such as delays in construction timing and other factors, including but not limited to the impacts of COVID-19. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see Valero’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and other reports filed with the Securities and Exchange Commission and available on Valero’s website at www.valero.com.

Valero Contacts

Investors:

Homer Bhullar, Vice President – Investor Relations, 210-345-1982

Eric Herbort, Senior Manager – Investor Relations, 210-345-3331

Gautam Srivastava, Manager – Investor Relations, 210-345-3992

Media:

Lillian Riojas, Executive Director – Media Relations and Communications, 210-345-5002